EXHIBIT 99.1

Advanced Biotherapy Inc. Announces Intent to Prepare for Clinical Trials for
Use of Antibodies to Gamma Interferon to Treat Corneal Transplant Rejection

MONDAY, DECEMBER 09, 2002 9:01 AM - BusinessWire

LOS ANGELES, Dec 9, 2002 (BUSINESS WIRE) — Advanced Biotherapy, Inc. (ADVB) reported today that it has met with the United States Food and Drug Administration (FDA) and discussed the pathway and additional efforts needed to submit an Investigational New Drug Application (IND) to conduct Phase I clinical trials to treat corneal transplant rejection with antibodies to gamma interferon.

As previously reported, the company received a “Notice of Allowance” from the United States Patent and Trademark Office (USPTO) for a utility patent for the use of any form of antibody to gamma interferon to treat corneal transplant rejection. The patent is expected to be issued within 120 days, according to President and Chief Executive Officer, Edmond F. Buccellato. The USPTO issues a Notice of Allowance when a company has completed the application and review process for a U.S. patent and has satisfied all of the legal criteria for patentability of the invention.

Buccellato stated, “The filing of our first IND application since the mid 1980s, when the Company conducted Phase I clinical trials to treat AIDS patients at Georgetown University with antibodies to alpha interferon, will be another important milestone for the Company. The Company is now in the process of meeting specific requirements of the FDA before it submits this application. Our business strategy has been to conduct pre-clinical human studies abroad to establish proof-of-concept; to apply for, and secure patents; and now to proceed with meeting all regulatory requirements for conducting clinical trials in the U.S.”

Advanced Biotherapy is developing new therapeutic strategies for the treatment of severe autoimmune diseases. Drugs that may be developed under the company’s patents neutralize immunomodulators called cytokines, which have been linked to diseases such as rheumatoid arthritis, multiple sclerosis, psoriasis, AIDS and other autoimmune diseases.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company’s patent portfolio. The foregoing discussion of the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company’s public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned “Factors That May Affect The Company” contained in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

Advanced Biotherapy Edmond Buccellato, 818/883-6716

www.advancedbiotherapy.com